UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2015

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-9860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2015, the Board of Directors (the “Board”) of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) unanimously elected and appointed Steven G. Osgood as an independent member of the Board and additionally appointed him to the Audit Committee.

Mr. Osgood, 58, has served as the chief executive officer of Square Foot Companies, LLC, a Cleveland, Ohio based private real estate company focused on self-storage and single-tenant properties since 2008. From 2007 to 2008, Mr. Osgood served as chief financial officer of DuPont Fabros Technology, Inc., a Washington, DC based real estate investment trust (“REIT”) that owns, operates and develops data center properties. He also previously served as chief financial officer of Global Signal, Inc., a wireless tower REIT, that was acquired by Crown Castle International Corp. Prior to Global Signal, Mr. Osgood served as president and chief financial officer of U-Store-It Trust (now named CubeSmart), a Cleveland based self-storage REIT, including during U-Store-It’s initial public offering. He graduated from Miami University with a Bachelor of Science degree in 1978 and graduated from the University of San Diego with a Masters in Business Administration in 1987 and has passed the Certified Public Accountant exam.

In connection with his appointment, Mr. Osgood will receive an annual director’s stipend in the amount of $50,000 (paid in equal quarterly amounts) and will be awarded 3,479 shares of restricted common stock of the Company pursuant to the Company’s equity incentive plan, which is subject to a 4-year vesting schedule.

As a result of the addition of Mr. Osgood, several changes were made to the Board Committees and the new composition of the Company’s Board committees is listed below.

Audit Committee:

Richard Osborne (Chair)

Charles O’Neil

Steven Osgood

Compensation Committee:

Mark Cirilli (Chair)

Charles O’Neil

Jackalyne Pfannenstiel

Nominating and Corporate Governance Committee:

Jackalyne Pfannenstiel (Chair)

Mark Cirilli

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE, INC.

By:	/s/ Steven L. Chuslo
Name:	Steven L. Chuslo
Title:	Executive Vice President and General Counsel

Date: January 13, 2015